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                                                                    EXHIBIT 23.1


                               [KPMG LETTERHEAD]




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors and Shareholder
Universal Truckload Services, Inc.:


We hereby consent to the use in the registration statement on Form S-1 of our report dated November 4, 2004, except as to note 11, which is as of January 3, 2005, with respect to the consolidated balance sheet of Universal Truckload Services, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of income, shareholder's equity, and cash flows for the year then ended and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to our audit of the adjustments that were applied to the stock split reflected in the 2001 and 2002 consolidated financial statements, as more fully described in note 12 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2002 consolidated financial statements of Universal Truckload Services, Inc. other than with respect to such adjustments.

Our report also contains an explanatory paragraph that refers to services provided to Universal Truckload Services, Inc. by its parent, CenTra, Inc. The costs of these services may not be necessarily indicative of the costs that would have been incurred if Universal Truckload Services, Inc. had internally performed or acquired these services as an unaffiliated company.

                                                      /s/ KPMG LLP


Detroit, Michigan
January 28, 2005